Ewrx Internet Systems Inc.

4950 Yonge St, Suite 910, Toronto, Ontario, M2N 6K1
Tel: (416) 291-9609 Fax: (416) 226-6862

This Agreement Between;
EWRX INTERNET SYSTEMS INC
(PARTY OF THE FIRST PART)
AND
NAVITEX CANADA INC.
(PARTY OF THE SECOND PART)

Now witneseth this agreement between the parties above noted, dated at Toronto this 25th day of February 2005. Whereby the parties have sworn their respective signatures in acceptance of this agreement demonstrating the sale and purchase of the software known as "Instant Recall" from the party of the second part to the part of the first part as herein described.

Under an agreement dated November 8, 2002, Navitex agreed to sell its interest in software known as " Flashback" to EWRX Internet Systems Inc. under certain terms and conditions. EWRX was unable to meet the conditions of sale and could not satisfy Navitex requirements on any proposed revision to the contract. As a result of negotiations EWRX issued 733,837,733of it's shares to Navitex principle shareholder Jessica Wang in settlement of the agreement between the parties. As a result of these negotiations EWRX will continue to pursue the marketing of this software in the OEM and other markets. Navitex Canada Inc. will receive a royalty of 7% on the gross sales developed by EWRX. In all other respects the software known as " Instant Recall" is the property of EWRX Internet Systems Inc. without lien or encumbrances.

Signed on behalf of:

EWRX INTERNET SYSTEMS INC.	NAVITEX CANADA INC.
Jessica Q. Wang President	Daoyi Wang CFO